Exhibit 99.1

[Telik, Inc. Letterhead]

FOR IMMEDIATE RELEASE

Contact:

Carol D. DeGuzman

Senior Director

Corporate Communications

650 238 3370

Email: cdeguzman@telik.com

TELIK ANNOUNCES PRICING OF EQUITY OFFERING

South San Francisco, CA (September 27, 2002) — Telik, Inc. (Nasdaq: TELK) announced the pricing of its public offering of 6,500,000 shares of common stock at a price of $11.50 per share. All shares are being offered by the company. In addition, the underwriters have been granted an option to purchase up to an additional 975,000 shares from Telik solely to cover over-allotments, if any.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of Telik, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering of the shares of common stock may be made only by means of a prospectus, copies of which can be obtained from UBS Warburg LLC, 299 Park Ave., New York, NY 10171.

Telik, Inc., of South San Francisco, California, is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases for which there is significant demand for new therapies. The company’s most advanced drug development candidates are for the treatment of cancer and diabetes.

###